EXHIBIT 14.1

Code of Ethics for Financial Executives

NV Energy, Inc. (together with each of its subsidiaries, the “Company” or “NV Energy”) has adopted the following Code of Ethics, which applies to certain Company Financial Executives, to promote honest and ethical conduct and compliance with applicable laws, rules, and regulations, particularly as related to the maintenance of financial records, the preparation of financial statements, and proper public disclosure.

    For purposes of this Code of Ethics, “Financial Executive” means NV Energy's principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions; and such other persons as may be designated from time to time as a Financial Executive subject to this Code of Ethics by the Chair of the Audit Committee.

The obligations of this Code of Ethics supplement, but do not replace, “The Power or Integrity – Our Code of Business Conduct”, which sets forth the fundamental principles and key policies and procedures that govern the conduct of the Company’s directors, officers and employees.

Each Financial Executive is expected to:

1.	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.
Act in good faith, responsibly, with due care, competence, prudence and diligence, without misrepresenting material facts or allowing one’s independent judgment or decisions to be subordinated to one's personal interests;

3.
Produce full, fair, accurate, timely, and understandable disclosure in reports and documents the Company or its subsidiaries file with, or submit to, the Securities and Exchange Commission and other regulators and in other public communications made by the Company;

4.
Take all reasonable measures to protect the confidentiality of non-public information about the Company and its customers and vendors obtained or created in connection with the Financial Executive’s activities and to prevent the unauthorized disclosure of such information;

5.	Comply with applicable governmental laws, rules, and regulations; and

6.
Promptly report (see below) any information the Financial Executive may have concerning (a) significant or material deficiencies or weaknesses in the design or operation of the internal controls of the Company, (b) any fraud, whether or not material, involving any member of management or other employee who has a significant role in the financial reporting, disclosures or internal controls of the Company, (c) any attempt to improperly influence, coerce or mislead the Company's independent auditors or (d) any other matters that could have a material adverse effect on NV Energy’s or any of its subsidiaries’ ability to record, process, summarize and report financial data.

Each Financial Executive is accountable for his or her adherence to this Code of Ethics and the policies of the Company.  Any violation of this Code of Ethics may result in disciplinary action up to and including termination.

Each Financial Executive is obligated to report any possible violation of this Code of Ethics to any one of the following:

the executive to whom the Financial Executive reports; or
the General Counsel of NV Energy (702-402-5690); or
the Ethics & Corporate Compliance Department (ethics-compliance@nvenergy.com); or
the Company’s Integrity Line (1-888-256-5819 or www.EthicsPoint.com).

Instead of (or in addition to) reporting to any of the previous contacts, the Financial Executive may also directly contact the Chair of the Audit Committee at the following address:

Audit Committee
Attn: Chair
NV Energy, Inc.
M.S. 02
6226 W. Sahara Ave.
Las Vegas, NV 89146

The Company has a policy of protecting the confidentiality of those making reports of possible misconduct to the maximum extent possible, consistent with the requirements necessary to conduct an effective investigation, and the law.  Each Financial Executive has the commitment of the Company and of the Audit Committee, which is comprised of independent directors, that he or she will be protected from retaliation for good faith actions.  Any employee who harasses, intimidates, or takes any adverse action against another employee for reporting a matter will be disciplined up to and including termination.

This Code of Ethics for Financial Executives is intended to implement Section 406 of the Sarbanes-Oxley Act of 2002, and regulations thereunder, requiring adoption and disclosure of such a code and prompt disclosure of amendments to, and waivers from, the code.

Adopted April 4, 2003
Amended and Restated May 10, 2012